Exhibit 99.1

RANGEFORD RESOURCES, INC. ANNOUNCES NEW OFFICERS AND DIRECTOR

Denver, CO -- (PRNewswire-FirstCall) – August 30, 2012 – Rangeford Resources, Inc. (OTCQB:RGFR).  Rangeford Resources, Inc. (the “Company” or “Rangeford”) announced the appointment of two new executive officers, and the addition of Kevin Carreno to its Board of Directors.

On August 28, 2012, the Board of Directors appointed John Miller as the Chief Financial Officer of Rangeford.  Mr. Miller has senior management experience helping corporations realize business opportunities, confront market challenges, and create shareholder and corporate value. In addition to holding senior executive positions in different industries, Mr. Miller is a former Senior Vice President of Federal Express.  He started at FedEx during their start-up phase and spent over 14 years there, during that time, holding the position of Chief Financial Officer.  Mr. Miller was instrumental in funding initiatives for Federal Express and was part of the management team that took the company public and was involved in getting the company listed on the New York Stock Exchange.

At that time, E. Robert Gates was appointed as the Vice President of Mergers and Acquisitions.  Dr. Gates brings to the management of the Company over 45 years experience as a business executive and consultant.  His executive management experience includes currently serving as President and Chief Executive Officer of ISRG, Inc. and MBC Services, Inc.  He has also served as the Chairman and Chief Executive Officer of Midwest Energy Ventures, LC (2008 to 2010.)  From 2006 to 2007, He served as President and Chief Operating Officer of Gulfstar Energy Group, LLC. Dr. gates co-founded and was Chairman, CEO and Director of ATNG, Inc. a public company, from 2000 to 2003.

Mr. Kevin Carreno was appointed to the Board of Directors of the Company on August 9, 2012.  Mr. Carreno founded Experts Counsel Inc. in 2005.  He has over 25 years as a lawyer in private practice, in-house counsel with a major brokerage firm and in a variety of senior management positions including Chief Compliance Officer, Chief Operating Officer and Chief Executive Officer with various financial services companies both in the United States and in the United Kingdom.  Mr. Carreno has served as an independent consultant in settled regulatory proceedings with the SEC, FINRA, the State of Pennsylvania and Connecticut. In addition to his legal and consulting practice, Mr. Carreno is a part owner of International Assets Advisory, LLC, an SEC registered broker dealer engaged in investment banking, institutional and retail business. Mr. Carreno is also part owner of Fuel Trader Holdings, Inc. an energy resource management company. More recently, Mr. Carreno was elected as a governor to the board of the Financial Industry Regulatory Authority (FINRA).

Fred Ziegler, President of Rangeford, stated, “Rangeford has begun to assemble a corporate management team that will enable the Company to begin not only identify oil and gas projects, but also provide the Company with the management skills it needs to successfully manage such projects.”  Mr. Ziegler went on to say, “We believe that with the experience of Mr. Gates and Mr. Miller, combined with the knowledge and experience Mr. Carreno brings to the Board of Directors, the Company is well situated to pursue its efforts in the oil and gas industry.”

About Rangeford Resources, Inc.:

Rangeford Resources, Inc. is a Denver-based, oil and gas exploration and production company.  For further information on the Company, please visit our website www.rangeford-resources.com.

Media Contact:

Suzie Guthrie

Email:  RGFRInfo@gmail.com

Notice Regarding Forward-Looking Statements

This news release contains “forward-looking statements” (statements which are not historical facts) made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as "anticipate," "could," "may," "might," "potential," "predict," "should," "estimate," "expect," "project," "believe," "plan," "envision," "continue," "intend," "target," "contemplate," or "will" and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include, but are not limited to, the time to consummate the proposed development, completion and extraction; the timing and extent of changes in market conditions and prices for natural gas and oil; the timing and extent of the Company's success in discovering, developing, producing and estimating reserves; the economic viability of, and the Company's success in drilling, the Company's ability to fund the acquisition, development, completion and extraction of oil and gas assets and the Company's planned capital investments; the Company's future property acquisition or divestiture activities; increased competition; and any other factors listed in the reports the Company has filed and may file with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on these forward-looking statements, which reflect the Company’s expectations only as of the date they were made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

Investors are urged to consider closely the disclosure in our most recent Annual Report on Form 10-K and in our other filings, available from our website at www.rangeford-resources.com or by written request to 8541 North Country Road 11, Wellington, CO 80549. These items are also available on the SEC’s website at www.sec.gov.

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